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                                 EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-62787), in the Prospectus constituting part of the Registration Statement on Form S-4 (333-03107) and in the Registration Statements on Form S-8 (Nos. 33-57083, 33-57077, 33-57081 and 33-64553) of AirTouch Communications, Inc. of our report dated February 23, 1996 appearing on page 39 of the Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K/A No. 1. We also consent to the incorporation by reference of our report on the Financial Statement Schedule listed in Item 14(a) of this Form 10-K/A No. 1, which appears in this Form 10-K/A No. 1.




/s/ PRICE WATERHOUSE LLP


San Francisco, California
June 20, 1996